UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
______________
FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2008
AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5397	22-1467904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 974-5000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 25, 2008, Automatic Data Processing, Inc., a Delaware corporation (the “Company”), entered into a $2.25 billion 364-Day Credit Agreement (the “Facility”) with a group of lenders. The Facility replaced the Company’s $1.75 billion 364-day facility, which terminated on June 25, 2008. JPMorgan Chase Bank, N.A. acts as Administrative Agent and Bank of America, N.A. as Syndication Agent for the Facility. The existing $1.5 billion five-year facility entered into on June 29, 2005 and $2.25 billion five-year facility entered into on June 28, 2006 will continue in full force and effect.

Two borrowing options will be available under the Facility: (i) a competitive advance option and (ii) a revolving credit option. The competitive advance option will be provided on an uncommitted competitive advance basis through an auction mechanism. The revolving credit will be provided on a committed basis. Under each option amounts borrowed and repaid may be reborrowed subject to availability under the Facility.

The Lenders’ commitments under the Facility will expire on June 24, 2009 and any borrowings outstanding will mature and be payable on such date (or, at the option of the Company, subject to the accuracy of all representations and warranties and the absence of any default, on June 24, 2010).

Interest under a competitive advance option will be payable at the rates obtained from bids selected by the Company in accordance with standard competitive auction procedures of JPMorgan Chase Bank, N.A.. At the Company’s option, revolving loans will bear interest at a rate per annum equal to (i) .12% plus a LIBOR-based rate for a one, two, three or six month interest period as selected by the Company, or (ii) a base rate determined by reference to the higher of (a) JPMorgan Chase Bank, N.A.’s prime rate and (b) the federal funds effective rate plus .50%.  Interest rates with respect to revolving borrowings will increase by .125% per annum if the commitments are extended for an additional year. In addition, the Company will pay a fee on the revolving credit line at a rate of .03% per annum.

The Facility has terms that are substantially similar to the terms of the facility it replaced, including customary covenants that restrict the Company’s and its borrowing subsidiaries’ ability to create liens or other encumbrances, enter into sale and leaseback transactions and enter into consolidations, mergers and transfers of all or substantially all of their respective assets.  The Facility contains customary events of default which would permit the lenders to accelerate the loans, including the failure to make timely payments or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency.

The Company has agreed to guarantee any obligations of any of its subsidiaries that are entitled to borrow the funds under the Facility.  Borrowings under the Facility may be used for general corporate purposes.

The Facility is led by JPMorgan Securities Inc. and Banc of America Securities LLC, as Co-Lead Arrangers and Joint Bookrunners. Barclays Bank PLC, BNP Paribas, Citicorp USA, Inc., Deutsche Bank AG New York Branch and Wachovia Bank, National Association are Documentation Agents.

Certain of the lenders under the Facility, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The foregoing description is qualified in its entirety by reference to the Facility, which is filed as Exhibit 10.14 hereto and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.14

364-Day Credit Agreement, dated as of June 25, 2008, among Automatic Data Processing, Inc., the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, BNP Paribas, Citicorp USA, Inc., Deutsche Bank AG New York Branch and Wachovia Bank, National Association, as Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2008

AUTOMATIC DATA PROCESSING, INC.
By:	/s/ James B. Benson
Name: James B. Benson Title: Corporate Vice President

Exhibit Index

Exhibit Number	Description
10.14

364-Day Credit Agreement, dated as of June 25, 2008, among Automatic Data Processing, Inc., the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, BNP Paribas, Citicorp USA, Inc., Deutsche Bank AG New York Branch and Wachovia Bank, National Association, as Documentation Agents.